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                                                                  Exhibit 99.3



                                     Consent

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to all references to him in the Registration Statement on Form S-1, including any amendments thereto (each a "Registration Statement") of Telemate.Net Software, Inc., and the prospectus included therein, including, without limitation, any references under the heading "Management" to the undersigned serving as a future director of Telemate.Net Software, Inc. I also grant my permission to include a copy of this consent as a part of any Registration Statement.



September 1, 1999                                 /s/  J. Lawrence Bradner
                                               --------------------------------
                                                       J. Lawrence Bradner